File under Rule 433

Registration No. 333-132911

19 January 2007

Merrill Lynch & Co., Inc CAD 1,250,000,000 5-Year Fixed Rate Senior Notes

New Issue Maple Bond Termsheet

Issuer:	Merrill Lynch & Co., Inc.

Bookrunner:	Merrill Lynch Canada Inc.

Co-Managers:	National Bank Financial Inc.; RBC Dominion Securities Inc.;

BMO Nesbitt Burns Inc.; CIBC World Markets Inc.; Desjardins Securities Inc.; TD Securities Inc.

Senior Debt Rating:	Aa3 by Moody’s Investor Services
AA- by Standard & Poor’s
AA(L) by Dominion Bond Rating Service
AA- by Fitch

Instrument:	5-Year Fixed Rate Senior Notes

Currency:	Canadian Dollars

Issue Amount:	1,250,000,000

Pricing Date:	19 January 2007

Settlement Date:	30 January 2007

Maturity Date:	30 January 2012

Spread:	+ 47 bps over the interpolated curve (Cda 3.75% 09/01/2011 and Cda 5.25% 06/01/2012)

Benchmark Bond:	CAN 3.75% 09/01/2011

Benchmark Canada Price:	98.790

Benchmark Bond Yield:	4.040%

New Issue Yield:	4.520%

Coupon:	4.500%

Issue Price:	99.911

Coupon Payment Dates:	Payable semi-annually every January 30 and July 30 until maturity

Governing Law:	New York

Depository & Settlement:	CDS

Clearing System:	CDS / Euroclear / Clearstream

Minimum Denomination:	CAD 100,000 with integral multiples of CAD 1,000

Fixed Rate Coupon/Day Count:	Payable semi-annually in arrears in equal installments; For less than full interest periods, Actual/365; Toronto and New York business days

Form of Note:	Registered Global Note

Documentation:	US SEC Registered MTN Program, Canadian wrap for sales to Canadian accredited investors

CUSIP:	5901887B8

ISIN:	CA 5901887B86

Fiscal & Paying Agent:	BONY

Legend:	This communication is intended for the sole use of the person to whom it is provided by us.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-500-5408.